EXHIBIT 99.1

Dear Winland Shareholder,

During 2009, the economy continued to challenge original equipment manufacturers, as well as electronic manufacturing services (EMS) providers like Winland. While many of our competitors had begun to feel the impact of the recession in the fall of 2008, Winland experienced no measurable downturn in customer demand until February 2009 when, abruptly, most customer orders essentially halted, and forecasts were pushed out to what appeared to be indefinite status. With very few exceptions, most existing customers provided us very limited visibility on their needs, and when they did place orders, volume was down significantly from historical patterns. This level of caution continued largely throughout the second and third quarters, and only late in the fourth quarter did we begin to see production forecasts that demonstrated renewed confidence in their customers’ forecasts and business stability. Even beyond the difficult economy, our challenge to increase sales was aggravated by the departure of several significant OEM customers and the long sales cycle that characterizes the electronic manufacturing services industry.

However, during the course of the year, we also attracted several new customers and began to expand certain existing customer relationships, the result in part of significant improvements in quality and delivery performance. During the second, third and fourth quarters of 2009, our quality and on-time delivery performance for the first time each exceeded 99 percent. This level of customer performance attracts the attention of customers and the marketplace, and is consistent with our objectives of customer satisfaction and retention, long-term growth and value creation for our shareholders. These accomplishments stemmed from ongoing operational improvement programs we began in 2008 that were intended elevate Winland to best-in-class ranking within the low-volume, high mix, regional EMS market space. As we have told you over the past six quarters, our new leadership team has rebuilt or replaced nearly all major business processes that impact customer quality, delivery and cost. We have introduced Six Sigma into operations and manufacturing, and are using data and analytics to improve quality, mitigate supply chain risk and improve speed to market.

New customer relationships take time to mature into full production. Our new customer acquisitions this year started with limited engagements, prototypes, qualification builds and design engineering projects that transitioned to manufacturing. We diversified our sales base by attracting new customers in the fields of transportation safety systems, scientific instrumentation and optical systems for industrial and aerospace applications. We expanded our customer reach into the medical device field with new design and development activity that is now in production.

Outstanding performance continues to earn Winland opportunities to quote additional programs from existing customers that were not previously open to us. From October through the end of 2009, our quote activity increased four or five-fold from previous quarters, the cause of which we believe is directly related to increased confidence by customers in the economic outlook, as well as escalating trust in Winland’s ability to be price-competitive while exceeding the customer performance of our peers.

As more companies downsize their internal engineering resources, our design engineering department has become an increasingly significant distinguishing characteristic of Winland in our peer group.  This capability was a deciding factor in customers’ selection of Winland in more than half of all 2009 new customer acquisitions.  Through the efforts of our design engineering department, we are a Premier Design Partner of Cymbet Corporation, a leader in solid state energy storage and energy harvesting power management solutions. In a variety of applications, including Winland’s wireless temperature and humidity sensors, Cymbet products eliminate the use of traditional batteries. We believe our design and development expertise with this technology has both design and manufacturing revenue potential with EMS customers and our Winland proprietary products.

Sales of Winland’s proprietary line of critical environment monitoring solutions declined, but to a significantly lesser degree than our EMS business. This modest decline in sales was primarily due to our aggressive investment in supporting our distribution channel, including our decision to hire eastern and western regional sales managers and to engage over the course of the year four regional domestic manufacturers’ representative organizations and one Canadian representative organization. These actions increased market awareness of our product line among distributors and security integrators, providing them with new commercial sales opportunities as an alternative to their declining residential market segment.

The gains we have made – solid new customer acquisitions, robust quoting activity and significant improvements in customer performance – did not come early enough in the year to dim the reality of our 2009 operating loss. We have tightly managed cash and credit capacity. We had two staff reductions and initiated cost containment and deferral programs that included a freeze on capital expenditures and a modest wage reduction. Yet today we are a better company than ever before. We have rebuilt and rebranded Winland for customers, shareholders and all stakeholders. Thank you for your encouragement and support.

Sincerely,

/s/ Thomas J. de Petra

Thomas J. de Petra
President and Chief Executive Officer